UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2006
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Background.
As previously announced, a Special Committee of independent members of our Board of Directors has concluded that certain stock options we granted had exercise prices below the fair market value of our common stock on the actual grant date. To the extent that these options vest subsequent to December 2004, holders of the options could be deemed to have received nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and could be subject to an excise tax on the value of the options in the year in which they vest. We have determined that options to purchase approximately 3.1 million shares of our common stock held by current and former employees may be subject to adverse tax consequences under Section 409A, including options held by David G. Ireland, President of our OpenEdge Division, and Richard D. Reidy, President of DataDirect Technologies.
Option Amendment Agreements.
In order to mitigate the unfavorable personal tax consequences under Section 409A with respect to the affected options held by Mr. Ireland and Mr. Reidy, we have agreed with each of them to amend his affected options to increase the exercise price to the fair market value of our common stock on the revised grant date, and to make a cash payment to him to compensate for the increase in the exercise price, payable in up to five installments in 2008 and 2009. The following table provides, for each of these individuals, the aggregate increase in the exercise prices of his amended options and the maximum aggregate amount of the cash payment to him in consideration of such increase.

	Aggregate Increase	Maximum Aggregate
Name	in Exercise Price	Cash Payment

David G. Ireland	$247,127	$247,127
Richard D. Reidy	$253,563	$253,563

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2006	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer